Exhibit 99.1

Clean Energy Appoints Thomas Maurisse to Board of Directors

NEWPORT BEACH, Calif. – February 24, 2021 – Clean Energy Fuels Corp. (Nasdaq: CLNE) today announced that Total S.E. has changed one of its designees to the company’s Board of Directors. Effective immediately Thomas Maurisse, Senior Vice President LNG for Total SE’s Gas, Renewables & Power, has been appointed to the Board of Directors to replace Philippe Montantême, who had served on the Board of Directors since September 2018.

“As a highly respected and seasoned executive with significant experience in renewable fuels, we look forward to Thomas’ engagement and assistance in guiding our objectives," said Clean Energy Board of Directors Chairman Stephen Scully. “We are fortunate to have him join us, and I am confident that he is going to make an important and positive impact as renewables become such an important part of our business.”

Mr. Maurisse, 40, has served in his current position at Total since 2019 where he oversees the renewable natural gas business, among others. He joined Total in 2012 in the Refining & Chemicals Branch where he worked successively in Germany as Head of the Economic Division of the Leuna refinery, then in Belgium as General Manager of the Supply Sales and Optimization activities for North and East Europe. In 2017, he joined the Exploration & Production Branch as Strategy and Sales Director of Total EP Nigeria, a subsidiary of Total SE.

Mr. Maurisse began his career in 2007 in the French Ministry of Economy, Finance & Industry where he became, in 2011, Chief of Staff of the State Secretary for Consumption, Small Enterprises, Trade & Services and Deputy Chief of Staff of the Minister of Economy, Finance & Industry.

He graduated from the Ecole Polytechnique in 2004 and the Ecole des Mines (Paris) in 2007.

"I am really proud to join the Clean Energy Board of Directors as the company continues to make great strides in its renewable natural gas business," stated Mr. Maurisse. "I look forward to working alongside my fellow directors and company management to advance RNG which contributes to addressing climate issues and progress towards carbon neutrality.”

About Clean Energy

Clean Energy Fuels Corp. is North America’s leading provider of the cleanest fuel for the transportation market. Through its sales of renewable natural gas (RNG), which is derived from capturing biogenic methane produced from decomposing organic waste, Clean Energy allows thousands of vehicle fleets, from airport shuttles to city buses to waste and heavy-duty trucks, to reduce their amount of climate-harming greenhouse gas by at least 70% and even up to 300% depending on the source of the RNG. Clean Energy can deliver RNG through compressed natural gas (CNG) and liquified natural gas (LNG) to its network of approximately 540 fueling stations across the U.S. and Canada. Clean Energy builds and operates CNG and LNG fueling stations for the transportation market, owns natural gas liquefication facilities in California and Texas, and transports bulk fuel to non-transportation customers around the U.S. For more information, visit www.CleanEnergyFuels.com.

Clean Energy Contact:	Investor Contact:
Raleigh Gerber	investors@cleanenergyfuels.com
949-437-1397
raleigh.gerber@cleanenergyfuels.com

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